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                                                                   EXHIBIT 10.14

[ADMINISTAFF LOGO]

                            CLIENT SERVICE AGREEMENT

THIS CLIENT SERVICE AGREEMENT (the "Agreement") is between Administaff Companies II, L.P., ("Administaff"), a Delaware limited partnership, with its principal place of business at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802, and Franklin Bank, S.S.B., ("Client"). Administaff is a Professional Employer Organization, serving as an off-site, full service human resource department. Administaff personnel management services are delivered by entering into a co-employment relationship with Client's employees. This relationship and the sharing of responsibilities are defined in this Agreement.

                                  I. PERSONNEL

Administaff and Client agree that Administaff will provide personnel management services to Client and that Administaff and Client will be co-employers of the worksite employees assigned to Client's worksite ("Staff"), for the job functions listed in Schedule A ("Confidential Census"). Client warrants that information supplied to Administaff on the Confidential Census is accurate as supplied and acknowledges that Adminstaff is relying on the accuracy of the information. Client agrees on an ongoing basis to amend Schedule A to reflect each change in pay rate, addition or deletion of Staff, or any change in their workers' compensation code within five (5) days of the effective date of such change or addition. If such information is inaccurate, Client shall promptly notify Administaff.

                              II. TERM OF AGREEMENT

This Agreement shall commence on the date shown below and remain in force until either Administaff or Client terminates the Agreement by giving sixty (60) days prior written notice unless otherwise provided herein or as agreed to in writing by Client and Administaff.

                               III. ADMINISTRATION

 3.1     Administaff is responsible for the following:

         a. reserving a right of direction and control over Staff, including a right to hire or terminate as to Administaff's employment relationship, maintain Staff records, and a right to resolve Staff disputes not subject to a collective bargaining agreement;

         b. payment of salaries, wages, and compliance with applicable rules and regulations governing the reporting and payment of all federal and state taxes on payroll wages paid under this Agreement, including, but not limited to: (i) federal income tax withholding provisions of the Internal Revenue Code; (ii) provisions of state and/or local income tax withholding laws, if applicable; (iii) provisions of the Federal Insurance Contributions Act ("FICA"); (iv) provisions of the Federal Unemployment Tax Act ("FUTA"); and, (v) provisions of applicable state unemployment tax laws;

         c. providing employee benefits through Administaff sponsored plans as indicated on Schedule B, if any are to be provided, compliance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA") (excluding any state health or other benefit coverage continuation or conversion), Health Insurance Portability and Accountability Act ("HIPAA"), and Employee Retirement Income Security Act ("ERISA"), if applicable, as to plans sponsored by Administaff;

         d. procurement of workers' compensation insurance and administration of claims;

         e. development and implementation of policies and practices in conjunction with Client relating to personnel management services, including, but not limited to, enrolling, recruiting, interviewing, testing, selecting, training, evaluating, replacing, supervising, disciplining, reassigning, and terminating Staff; and

         f. compliance with any applicable state statute or regulations governing a professional employer organization.

3.2      Client is responsible for the following:

         a.       the service provided or product produced by Client;

         b. the direction and control over Staff as necessary to conduct Client's business, including a right to hire or terminate as to Client's employment relationship, discharge any fiduciary responsibility that it may have, and comply with any applicable licensure, regulatory or statutory requirement of Client and/or Staff;

         c. compliance with any professional licensing, fidelity bonding, and/or professional liability insurance requirements;

         d. compliance with Occupational Safety and Health Administration ("OSHA") regulations, Environmental Protection Agency ("EPA") regulations, child labor laws, Worker Adjustment and Retraining Notification Act ("WARN"), Fair Labor
                  Standards Act ("FLSA"), including Equal Pay Act, Uniformed Services Employment and Reemployment Rights Act ("USERRA") compliance with federal governmental contracting provisions, and any state and/or local equivalent of any of the foregoing; and any applicable state health or other benefit coverage continuation and conversion laws;

         e. compliance with National Labor Relations Act ("NLRA") and liability for all obligations, including organizing efforts and process expenses, related to Client's collective bargaining agreement and any benefits arising from such agreement;

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         f.       the operation of Client's business, equipment or property, including motor vehicles;

         g. the payment, through Administaff, of commissions, bonuses, paid leaves of absence, and severance payments to Staff, if any;

         h. the payment of any non-qualified deferred compensation or equity based compensation of any type, including, but not limited to, stock options, restricted stock and phantom stock, the number and value of options granted, whether such payment is actual or imputed for taxing purposes, and compliance with any applicable rules and regulations governing such compensation;

         i. development and implementation of policies and practices to establish and maintain Client's intellectual property rights including but not limited to patents, trademarks, copyrights, trade secrets and confidential information and to prevent any infringement or unauthorized use of Client's intellectual property rights by any third party;

         j. development and implementation of policies and practices to avoid infringement or unauthorized use by Staff and/or Client of any intellectual property rights; and

         k. to the extent Client deems appropriate, entering into agreements with Staff concerning assignment of inventions and copyrights to Client and protection of Client's intellectual property rights.

3.3 Administaff and Client will be jointly responsible for compliance with all federal, state and local employment laws, including, but not limited to, Title VII of the 1964 Civil Rights Act, Age Discrimination in Employment Act ("ADEA"), Title I of the Americans with Disabilities Act ("ADA"), Family and Medical Leave Act ("FMLA"), Consumer Credit Protection Act, Title III, 42 U.S.C. Sections 1981, Sections 503 of the Rehabilitation Act of 1973, immigration laws and regulations, and any state and/or local equivalent of the foregoing, as well as any and all personnel management policies and procedures that are maintained by Administaff and referenced in 3.1 e.

                    IV. SUPERVISION AND EMPLOYMENT AGREEMENT

4.1 One or more on-site supervisors shall be designated by Administaff from among Staff. On-site supervisors shall be responsible for facilitating personnel management services provided by Administaff.

4.2 An employee listed on Schedule A, and any Staff added later, become co-employees of Administaff when (i) he/she becomes an employee of Client; (ii) he/she executes an Administaff Employment Agreement as set forth in Exhibit C ("Employment Agreement"); and (iii) Client pays the first Administaff invoice covering such employee.

                               V. WORK ENVIRONMENT

5.1 Client agrees that it will comply, at its sole cost and expense, with all applicable federal, state and local health and safety laws, regulations, ordinances, directives and rules relating to workplace, provide and ensure use of all personal protective equipment, and follow all directives concerning a safe work environment from Administaff's workers' compensation insurance carrier.

5.2 Client agrees to immediately report to Administaff all accidents and injuries involving Staff.

5.3. Administaff and Administaff's workers' compensation insurance carrier shall have the right to inspect Client's workplace, including, but not limited to, any job sites at which Staff work. To the extent possible, such inspections shall be scheduled at mutually convenient times.

                                  VI. INSURANCE

6.1 Administaff shall, at its expense, keep in force at all times during this Agreement, workers' compensation insurance covering all Staff. Client shall be named an alternate employer. Upon written request by Client, Administaff shall request that its insurance carrier furnish a certificate of insurance verifying coverage. The policy shall include a waiver of subrogation.

6.2 a. Administaff shall provide coverage for Client under the Administaff Employment Practices Liability Insurance Policy ("EPLI"), provided:

         (i) Client provides Administaff notice immediately but in no event more than five (5) days of its becoming aware of any charge, litigation, request for arbitration, or demand letter involving Staff, former Staff or an applicant that could give rise to a claim under EPLI;

         (ii)     Client is not in default hereunder; and

         (iii)    Client complies with the requirements set forth at paragraph
                  11.8 and 11.11 and 13.2 of this Agreement.

     (b) The Administaff EPLI policy provides for a deductible, to be paid by Client; and provides a maximum coverage amount. The policy covers reasonable and necessary attorneys' fees only from attorneys selected from the insurance carrier approved panel. Coverage information will be sent to client. The notice specified above shall be sent by facsimile transmission to 281/348-3118
               Attn: Human Resource Compliance with the original document following via overnight courier to the address shown in paragraph 13.8.

     (c) The EPLI coverage terminates with the termination of this Agreement.

     (d) This paragraph 6.2 is subject to the terms and conditions set forth in the policy.

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         e.       Client will be provided a certificate of insurance.

6.3 Client warrants and represents to Administaff that it has in force at the effective date of this Agreement, and will maintain during this Agreement, the following insurance coverage and minimum limits. Such coverage shall be provided at the Client's sole cost and expense and shall be provided by a state approved insurance company and rated by A M Best Company at A- or better.

         a. General Liability. Commercial General Liability in standard form on an "occurrence basis" covering Client's operations with minimum limits of:

(1)      $2,000,000.00           General Aggregate

(2)      $1,000,000.00           Products/Completed Operations Aggregate and/or Error and Omissions (Malpractice)

(3)      $1,000,000.00           Personal and Advertising Injury

(4)      $1,000,000.00           Each Occurrence.

                  Additional coverage may be required for special operations.

         b. Automobile Liability. Comprehensive automobile liability insurance covering all owned, hired, and non-owned Client vehicles, with minimum limits of One Million and No/100 Dollars ($1,000,000) combined single limit per occurrence for Bodily Injury and Property Damage Liability. Client warrants that all persons operating Client's vehicles are duly licensed and covered under the Client's automobile liability insurance policy without exception. Client agrees to furnish to Administaff a list of drivers upon request. The policy shall be endorsed to include, at no additional cost to Administaff, Staff who shall be operating motor vehicles for Client.

6.4 Policy Requirements. All Client insurance policies required herein shall provide for thirty (30) days written notice to Administaff prior to alteration, cancellation, non-renewal or material change by endorsement of the coverage. All such insurance policies shall be endorsed to waive any and all rights of subrogation against Administaff and name Administaff as an additional insured, both at no additional cost or expense to Administaff. Each of the policies shall be primary insurance and not excess over or contributory with any other valid, existing and applicable insurance carried by Administaff.

6.5 Client shall submit certificates of insurance to Administaff signed by authorized representatives of insurance companies evidencing all insurance required pursuant to this Article VI within thirty (30) days of execution of this Agreement and at any renewal or replacement of such policies.

6.6 Waiver of Subrogation. Each party to this Agreement hereby waives any claim in its favor against the other party by way of subrogation or otherwise, which arises during this Agreement, for any and all liability, loss or damage which is covered by polices of insurance required hereunder or covering property, to the extent that such liability, loss or damage is recovered under such policies of insurance. Since the mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company or any other person, each party agrees to immediately give to each of its insurance carriers, written notice of the terms of said mutual waiver, and to have its insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

                               VII. ENROLLMENT FEE

Client agrees to pay Administaff a non-refundable enrollment fee in the sum specified in the initial Schedule B ("Client Service Application"). This one time enrollment fee is due and payable at the time the initial Agreement is signed by Client.

                                VIII. SERVICE FEE

In exchange for the personnel management services provided by Administaff, Administaff and Client agree as follows:

8.1 The Administaff fee rate percentages set forth in Schedule B are calculated utilizing the data submitted by the Client in Schedule A. If such information is inaccurate, Client shall amend Schedule A to reflect the current information.

8.2 The initial Schedule B will be signed by the parties and shall set forth the fee to be charged by Administaff. Each pay period, Client shall pay Administaff the total service fee ("Total Service Fee") comprised of the actual gross payroll of Staff during such pay period plus the fee rate percentages specified in Schedule B multiplied by the actual gross payroll of Staff during such pay period. The Total Service Fee plus any other charges shall be reflected on the invoice.

8.3 Administaff may periodically review the total Schedule B payroll amount and may, upon written notice to Client, adjust its fee percentages to account for material changes, as determined by Administaff, in payroll amount either increasing or decreasing its fee rate, which change will be effective with the next invoice after the notice. Changes to the fee percentages made necessary due to statutory changes which would have been applicable to Client absent this Agreement may be made at any time such changes are required by law.

8.4 Each payroll period, Client shall provide a written report to Administaff of all time worked by non-exempt Staff, days worked by exempt-salaried Staff, and commissioned Staff. Client will accurately report FLSA classification of all Staff, pay rate and any overtime worked by non-exempt.

8.5 An invoice provided by this Agreement shall be due and payable by Client on its receipt. Client shall use a method of payment approved in advance by Administaff.

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8.6 Client shall reimburse Administaff for services not included in its service fee and requested by Client. Administaff shall advise Client if requested services are an extra charge.

8.7 Fee rate percent for Staff not listed on the initial Schedule A, shall be computed using the same pricing model ("Pricing Model") used to determine the fee on the initial Schedule B. This Pricing Model shall be applied to the actual payroll of Staff not included on the initial Schedule A, benefits selections and applicable payroll taxes. The Pricing Model will take into account the number of months remaining in the current Agreement year. Each subsequent year Schedule A shall be updated to include all current Staff and shall become the new Schedule A for purposes of determining additions to Staff that are not on the schedule.

8.8 Administaff reserves the right to impose any terms of its credit policy as set forth in Exhibit E ("Credit Policy:).

8.9 Client will notify Administaff of any changes, errors or inaccuracies in any payroll, payroll report, Schedule A or Schedule B within ten (10) days of such error or change.

                                   IX. DEFAULT

9.1   Acts of default by Client are:

         a.       failure of Client to pay an invoice when due;

         b. failure of Client to comply with any directive of Administaff, when such directive is promulgated or made necessary by: (i) a federal, state or local governmental law or regulation; (ii) an insurance carrier providing coverage to Administaff and/or its Staff; or (iii) specific circumstances which may affect the safety or violate the legal rights of Administaff or Staff;

         c. direct payment of taxable wages by Client to Staff for services contemplated by this Agreement;

         d. commission or omission of any act that usurps any right or obligation of Administaff as a co-employer of Staff including failing to cooperate with Administaff in its fulfilling its obligations hereunder or violation by Client of any material provision of this Agreement;

         e. Client has become a credit risk in Administaff's estimation, based on factors which include but are not limited to a temporary or permanent layoff, solicited time off, or significant decrease in Staff or wage rates;

         f. filing by or against Client for bankruptcy, reorganization or appointment of a receiver, supervisor, assignee, trustee, or liquidator over its assets or property, Client's failure to meet any of its financial covenants, or Administaff's reasonable belief Client is insolvent;

         g. failure to follow terms of Administaff's credit policy as stated in paragraph 8.8 after being given written notice of the failure;

         h. failure to cooperate with Administaff in its fulfilling any of its obligations under this Agreement after being given notice of the failure to cooperate;

         i. a material money judgment against Client which remains unsatisfied for more than thirty (30) days and has not been appealed; or

         j. making any form of press release or announcement to the general public regarding this Agreement, without the prior express written consent of Administaff, publicizing Administaff or using its trade marks, and/or service marks, or otherwise disclosing to the general public in a public forum that the parties have entered this Agreement or have a relationship.

9.2 In the event Administaff incurs any expenses, fines and/or liabilities as a result of an act of default by Client as set forth above, Client shall reimburse Administaff for all actual expenses, fines and/or liabilities, including, but not limited to, reasonable attorneys' fees, court costs and any related expenses as they are incurred.

9.3 Upon an act of default by Client, Administaff shall have the option, in its sole and absolute discretion, of terminating this Agreement immediately in the case of a default under 9.1a, b, c, d, e, f, g, h, or j or after cure period provided in 9.1i by written facsimile transmission or any other method of communication to the address stated in paragraph 13.8.

                                   X. INDEMNITY

10.1 Administaff hereby agrees to indemnify, defend and hold Client harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein which Client may incur, suffer, become liable for, or which may be asserted or claimed against Client as a result of Administaff failing to pay when due wages to Staff, federal, state and local payroll taxes, if any, and health insurance premiums for participating Staff or to secure workers' compensation insurance coverage for Staff after having its invoice paid by Client.

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10.2 Notwithstanding anything herein or in any other agreement or document to the contrary, Client expressly agrees that Administaff shall under no circumstances be liable for any special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement.

10.3 Client hereby agrees to indemnify, defend and hold Administaff, Administaff, Inc. and all subsidiaries of or companies affiliated with Administaff, Inc., its and their current and/or former officers, directors, shareholders, employees and agents ("Administaff Indemnified Parties"), harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein, which Administaff Indemnified Parties may incur, suffer, become liable for or which may be asserted or claimed against Administaff Indemnified Parties:

         a. relating to any claims, incidents or causes of action that occurred prior to the effective date of this Agreement, regardless of whether the claims, incidents or causes of action were asserted prior to or after the effective date of this Agreement;

         b. as a result of the failure of Client to follow the directives, procedures and policies of Administaff as they relate to Staff which includes, but is not limited to, claims arising from the acts or failures to act of the Client and/or its employees, agents, former employees or former agents in accordance with
                  (i) applicable federal, state or local laws or (ii) the terms and conditions of this Agreement;

         c. arising from the Client's actions toward the Staff, rights or terms and conditions of employment, whether based on contract, tort or statutory violation (including but not limited to violations under FLSA, OSHA or WARN) subject to coverage under EPLI coverage under 6.2 herein, if any;

         d. arising from actions of Staff toward non-employees of Administaff whether based on contract, tort or statutory violation;

         e. arising from any product produced and/or services provided by Client;

         f. arising from operation by Client, Client's employees or Staff of any form or type of motor vehicle;

         g. arising from employee or Staff unionization and/or provision of benefits to any Staff member covered by a collective bargaining agreement, any organizing activity or claims based on NLRA;

         h. arising from any Client employment agreement or offer letter Client has with Staff, or any policy or plan Client has regarding paid time off or other payments plans such as vacation, sick leave, severance, bonus or commissions and nothing in this provision creates any such policy or plan;

         i. arising from any infringement, alleged infringement, unauthorized use or alleged unauthorized use of any intellectual property rights, including but not limited to patents, trademarks, copyrights, trade secrets and confidential information, by Staff or Client and by any product or services provided by Client; and

         j. as a result of the failure of Client to properly maintain and operate any separate employee benefit plan(s), including, but not limited to a defined contribution or defined benefit pension plan or a welfare plan maintained by Client in accordance with all applicable federal and state laws and any accompanying regulatory guidance thereto, including, but not limited to, Client or Client's agents' failure with respect to such plan(s) to make timely deposits to the appropriate plan(s) in an amount equal to the Staff requested wage deferral, to perform proper discrimination and coverage testing, file required annual informational or event specific returns or reports with the appropriate regulatory agencies, and timely pay any applicable premiums or vendor fees.

10.4 The indemnities in this section shall be deemed to be contractual in nature and shall survive termination of this Agreement.

                 XI. REPRESENTATIONS, WARRANTIES AND AGREEMENT

11.1 Client agrees not to engage in any conduct that is, or could be in any way, inconsistent with the policies and procedures of Administaff made known to Client or the fact that the Staff are the co-employees of Administaff and Client. Client further agrees that it will not engage in any conduct regarding the Staff that is expressly disapproved of by Administaff.

11.2 Client agrees that Administaff will have no responsibility or liability for any losses or claims that arise as a result of Staff's negligence, theft, embezzlement, or other unlawful or willful acts committed by Staff.

11.3 Client agrees to comply with all applicable Department of Transportation, Interstate Commerce Commission and Motor Carrier Act requirements and regulations if Client uses Staff to operate motor vehicles and agrees to indemnify, defend, and hold Administaff harmless from and against any liability, expense (including court costs and attorneys' fees) and claims relating to the non-compliance or violation. This obligation to indemnify Administaff shall survive termination of this Agreement.

11.4 Client agrees to provide Administaff with a copy of any notice, complaint or charge of a government agency and/or legal action concerning (i) Client's workplace; (ii) Client's compliance with any laws, rules, regulations or ordinances relating to the workplace; or, (iii) any Staff within five (5) days of receipt of such notice, complaint, charge or legal action via facsimile transmission to 281/348-3118 ATTN: Human Resource Compliance, with the original complaint sent overnight courier to the address shown in paragraph 13.8.

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11.5 Client agrees to notify Administaff in advance if it has executed a collective bargaining agreement, is in the process of negotiating a collective bargaining agreement, experiencing organizing activities, or has any employees represented by a union.

11.6 Client acknowledges that any and all employee benefit plans maintained by Administaff may be amended at any time at the sole discretion of Administaff modifying any provision thereof to the extent allowed by ERISA and the Internal Revenue Code. Such modifications include but are not limited to, increases or decreases of participant co-pays, deductibles, out of pocket maximums, covered services, employee contribution amounts and the like and such modifications shall not be restricted as a result of any provision(s) contained in a collective bargaining agreement entered into by Client.

11.7 In the event co-employer (Client) files a voluntary petition under Title
11 of the United States Code, or in the event that an involuntary petition is filed against co-employer (Client) under Title 11, all debts that the Client may owe to Administaff shall be considered "administrative expenses" within the meaning of 11 U.S.C Sections 503 (b)(l)(A) and Administaff's claim or claims for such administrative expenses shall be entitled to the priority specified in 11 U.S.C. Sections 507 (a) (1). Client further agrees to use every effort and cooperate with actions which will so classify these claims as administrative.

11.8 Client agrees to cooperate fully with Administaff in any investigation including, but not limited to, the defense of any employment claim, involving Staff whether such investigation or claim is initiated by Staff, a government agency or by Administaff. Administaff will not provide a defense in those situations where Client has taken action against Staff or individual members without the prior consultation of Administaff or where Client has failed to follow Administaff's directives which are based on applicable laws, rules or regulations.

11.9 Client warrants and represents that all individuals it has represented to Administaff as Staff are: (i) its employees, and (ii) included in the personnel management services of Administaff including receiving wages and coverage under insurance and benefit plans.

11.10 Client warrants and represents to Administaff that, prior to entering into this Agreement, Client has informed Administaff of all compensation, pension and/or benefit plans that Client may currently provide, or has heretofore provided, for any owners, partners, shareholders, directors, officers employees or agents of Client. Client acknowledges that if Client currently provides or has previously provided any pension or benefit plans to such individuals or their dependents, certain complex rules under ERISA and the Internal Revenue Code may apply to these plans as well as to any plans maintained by Administaff, as a result of this Agreement. If Client currently maintains or has maintained any such plans, Client acknowledges that Administaff has advised Client to seek advice from a qualified professional regarding the effect of this Agreement on such plans.

11.11 Client warrants and represents to Administaff that prior to entering into the Agreement, it has not engaged to the best of its knowledge in any violations of federal, state or local laws or regulations regarding wage and hour, unfair labor practices or discrimination and that Client is current on the payment of all wages, payroll taxes, and workers' compensation assessments and penalties, if applicable.

11.12 Client acknowledges that at the time of termination of this Agreement, Administaff will send Staff employment termination notices terminating Administaff's relationship with Staff which does not affect the employment relationship Client has with Staff.

11.13 Upon termination of this Agreement, Client will assume sole responsibility and liability for all accumulated unpaid sick leave, paid time off, vacation or similar liabilities for Staff.

11.14 Client agrees to notify Administaff in advance if it owns or operates aircraft or watercraft, or has any foreign operations or expatriates.

11.15 Client warrants and represents that it has furnished to Administaff accurate information concerning the Client's ownership structure for purposes of determining 401(k) plan eligibility or participation level. Client must promptly notify Administaff of any changes in its ownership structure.

11.16 Client warrants it will not request Staff to perform any services outside that person's workers' compensation code or employee's ability or training if such service would expose the individual, Staff or other persons to personal harm or danger.

11.17 Client agrees that it will not during this Agreement and for a period of one (1) year following its termination, solicit or hire any corporate employee of Administaff or in any way induce an Administaff employee to terminate his/her employment. If Client does employ for itself, or for its benefit, any corporate employee of Administaff, it will pay within thirty (30) days of written notice from Administaff a recruiting fee equal to one hundred and fifty percent (150%), or the maximum allowed under state law, of the annualized salary of the employee. Annualized salary for this paragraph 11.17 shall include any signing bonus, salary and wages and any estimated commission which will/would be paid to the employee during his/her first twelve (12) months of employment with or for the benefit of Client.

11.18 Client understands that certain services will be provided by Administaff through the use of Administaff's affiliates' password-protected Internet service platform MY MARKETPLACE and EMPLOYEE SERVICE CENTER. These services now include or will in the future include payroll, benefits information, reporting to Client and Staff information, recruiting, and training. Administaff may communicate services or offerings or make certain information available to Staff or Client through MY MARKETPLACE or EMPLOYEE SERVICE CENTER. EMPLOYEE SERVICE CENTER, MY MARKETPLACE and any other Administaff website are governed by the Terms of Use and Privacy Policy contained on each website.

                                XII. ARBITRATION

12.1 Except for unpaid invoices or any amount of money owed by Client to Administaff or by Administaff to Client, Administaff and Client agree and stipulate that all claims, disputes and other matters in question between Administaff and Client arising out of, or relating to this Agreement or the

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breach thereof, will be decided by arbitration in accordance with the Federal
Arbitration Act (9 U.S.C. Sections 10 and 11) and the Commercial Arbitration Rules of the American Arbitration Association subject to the limitations of this Article XII. This agreement to so arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided in this
Article XII. will be specifically enforceable under the prevailing law of any court having jurisdiction.

12.2 Notice of the demand for arbitration will be filed in writing with the other party to the Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

12.3 No arbitration arising out of, or relating to, this Agreement shall include by consolidation, joinder or in any other manner any other person or entity who is not a party to this contract unless:

         a. the inclusion of such other person or entity is necessary if complete relief is to be afforded among those who are already parties to the arbitration, and/or such other person or entity is substantially involved in a question of law or fact which is common to those who are already parties to the arbitration and which will arise in such proceedings; and,

         b. the written consents of the other person or entity sought to be included and Administaff and Client have been obtained for such inclusion, which consent shall make specific reference to this paragraph 12.3; but no such consent shall constitute consent to arbitration of any dispute not specifically described in such consent or to arbitration with any party not specifically identified in such consent.

12.4 The award rendered by the arbitrators will be final, judgment may be entered upon it in any court having jurisdiction thereof, and will not be subject to modification or appeal except to the extent permitted by Sections 10 and 11 of the Federal Arbitration Act (9 U.S.C. Sections 10 and 11).

                               XIII. MISCELLANEOUS

13.1 This Agreement is between Administaff and Client and creates no individual rights of Staff or any third parties (except as stated in Article X.), as against Client or Administaff.

13.2 Client agrees to comply, at its sole cost and expense, with any applicable specific directives promulgated by: (i) a federal, state or local governmental body, department or agency and/or (ii) an insurance carrier providing coverage to Administaff and/or Staff affecting this Agreement.

13.3 Client shall not assign this Agreement or its rights and duties hereunder, or any interest herein, without the prior written consent of Administaff, except to a subsidiary or affiliate.

13.4 The prevailing party, in any enforcement action arising with respect to this Agreement, shall be entitled to recover from the other party all costs of such enforcement action including, without limitation, reasonable attorneys' fees, court costs and related expenses.

13.5 EXCEPT FOR ARTICLE XII. OF THIS AGREEMENT, WHICH SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTIONS 10 AND 11), THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

13.6 This instrument, including the initial Schedules and Exhibits attached hereto, contains the entire Agreement of the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof. No amendment or modification to this Agreement, other than subsequent Schedule B, shall be valid unless in writing and signed by both parties hereto. This Agreement is binding on the parties as of the last date it is signed by the parties if the execution dates are different.

13.7 If any provision of this Agreement, or any amendment thereof, is determined by a court of competent jurisdiction to be invalid the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purposes of this Agreement and any amendments thereto.

13.8 All notices, requests and communications provided hereunder and required by Client except as required under 6.2(b) and 11.4 shall be in writing, sent by facsimile, or hand-delivered, or mailed by prepaid United States registered, certified, or express mail, return receipt requested, or overnight courier service and addressed to the party's principal place of business as set forth in this Agreement (or to such other address provided in writing by such party).

       If to Administaff:                     If to Client (see signature lines)

       Administaff Companies II, L.P.
       19001 Crescent Springs Drive
       Kingwood, Texas 77339-3802
       Attn: John H. Spurgin, II
       Vice President, Legal and General Counsel
       Fax: (281) 358-6492

COPYRIGHT 2002, ADMINISTAFF COMPANIES II, L.P.

13.9 The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be constructed as a waiver of a subsequent breach of the same provisions or of a breach of any other term or provision of this Agreement by any party.

13.10 Force Majeure. Neither Administaff nor Client shall be required to perform any term, condition, or covenant of this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Administaff or Client and which by the exercise of due diligence Administaff or Client is unable, wholly or in part, to prevent or overcome.

13.11 Authority. Each party represents and warrants that each has actual authority and power to enter this Agreement and to be bound by the terms and conditions hereof. Any individual signing this Agreement on behalf of a Client represents, warrants and guarantees that he or she has full authority to do so. This Agreement is binding upon Administaff only if signed by the President or a Vice President of Administaff.

                                XIV. ATTACHMENTS

The following Schedules, Exhibits and Addendum are attached to this Agreement and incorporated herein by reference for all purposes:

A.  Schedule A ("Confidential Census");

B.  Schedule B ("Client Service Application");

C.  Exhibit C ("Employment Agreement");

D.  Exhibit D ("State Specific and/or Profession Specific Addendum") if any;

E.  Exhibit E (Credit Policy).

         The waiting period before eligible to participate in the Adminstaff health insurance plan is 30 (Client initial) days form hire date (if blank automatically defaults to zero).

Effective date of the Client Service Agreement 1/1/03.
                                               ------

This Agreement is executed by Administaff    This Agreement is executed by
on 18th day of December, 2002.               Client on        day
   ----        --------  ----                          -------
                                             of             ,     .
                                                ------------  ----

ADMINISTAFF COMPANIES II, L.P.               FOR CLIENT:  Franklin Bank, S.S.B
By: Administaff Companies, Inc.,
its General Partner
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
(800) 237-3170

BY:                             By:
    --------------------------     ---------------------------------------------
                                   (Signature)          Title or Position


                                ------------------------------------------------
                                (Name - Typed or Printed)


                                ------------------------------------------------
                                Email Address (please print)



                                ------------------------------------------------
                                Address


                                ------------------------------------------------
                                Facsimile Number

                                PAGE 8

COPYRIGHT 2002, ADMINISTAFF COMPANIES II, L.P.

(ADMINISTAFF LOGO)


                                   EXHIBIT D
                            STATE SPECIFIC ADDENDUM
                                     TEXAS


     THIS ADDENDUM amends the Client Service Agreement ("Agreement") between Administaff Companies II, L.P. ("Administaff"), a Delaware limited partnership, and Franklin Bank, S. S. B. ("Client"), dated January 1, 2003.

     The parties recognize that Administaff is regulated by the Texas Staff Leasing Services Act, Texas Labor Code, Chapter 91. Therefore, it is agreed that the following is hereby added to the Agreement.

     Administaff and Client:

          1.   share the right of direction and control over Staff,

          2.   share the right to hire, fire, discipline and reassign Staff, and

          3. share the right of direction and control over the adoption of employment and safety policies and the management of workers' compensation claims, claim filings, and related procedures.

     Administaff assumes responsibility for the payment of wages to Staff without regard to payment by Client and responsibility for the payment of payroll taxes and collection of taxes from Staff.

     Client retains responsibility for the acts, errors, and omissions of Staff committed within the scope of the Client's business.

     CLIENT IS HEREBY NOTIFIED THE ADDRESS FOR THE TEXAS DEPARTMENT OF LICENSING AND REGULATION IS P.O. BOX 12157, AUSTIN, TEXAS 78711, TELEPHONE NUMBER (800) 252-8026. THE DEPARTMENT MAY BE CONTACTED REGARDING UNRESOLVED COMPLAINTS CONCERNING ADMINISTAFF OR QUESTIONS CONCERNING THE REGULATION OF PROFESSIONAL EMPLOYER ORGANIZATIONS.

     Chapter 91 of the Texas Labor Code, as amended, also provides that Administaff is not in the unauthorized practice of an occupation, trade or profession which is licensed or certified or otherwise regulated by a governmental entity solely by entering an Agreement.

     The parties certify that the Agreement and any amendments meet the requirements of Section 3.364 under Texas Tax Code Section 111.002 regarding Texas sales tax and that the services performed under this Agreement are exempt from Texas sales tax.

DONE THIS 31 day of October, 2002, effective the same date as the Agreement.

ADMINISTAFF COMPANIES II, L.P.               CLIENT: Franklin Bank, S. S. B.
By: Administaff Companies, Inc., its
    General Partner

By:                                          By:
   ----------------------------------            -------------------------------

                                             Title:
                                                     ---------------------------



ADMINISTAFF COMPANIES II, L.P.
COPYRIGHT 2001

[ADMINISTAFF LOGO]

                                    ADDENDUM

         This Addendum is attached to and made a part of that certain Client Service Agreement (the "Agreement") of even date, between ADMINISTAFF COMPANIES II, L.P. ("Administaff"), a Delaware limited partnership, and FRANKLIN BANK, S.S.B. ("Client"). In the event of a conflict between this Addendum and the Agreement, this Addendum shall control.

ARTICLE VI. INSURANCE

Article VI., paragraph 6.1 shall be amended to read as follows:

         "6.1 Administaff shall, at its expense, keep in force at all times during this Agreement, workers' compensation insurance covering all Staff. Client shall be named an alternate employer. Administaff shall request that its insurance carrier furnish a certificate of insurance verifying coverage with thirty (30) days notice of cancellation or non-renewal. The policy shall include a waiver of subrogation."

Article VI., paragraph 6.7 shall be added to read as follows:

         "6.7 Administaff will provide certificates of insurance for its errors and omissions policy and its crime insurance policy."

ARTICLE VIII. SERVICE FEE

Article VIII., paragraph 8.3 shall be amended to read as follows:

         "8.3 Administaff's insurance costs, and professional services and administrative fees will only be adjusted at the end of the first twelve months of the Client Service Agreement and annually thereafter, with prior written notice, or as mutually agreed by Client and Administaff. Each initial individual Staff member shall be identified with an Administaff service fee percentage as listed on Exhibit F, which is attached hereto."

Article VIII., paragraph 8.10 shall be added to read as follows:

         "8.10 Client may, at its option, from time to time but not more frequently than quarterly, request Administaff prepare bonus checks to individuals (Staff) who are on the Administaff payroll and have received payroll checks from Administaff during the period. Administaff shall deduct usual deductions and taxes and charge applicable direct expenses including FICA, unemployment and workers' compensation, charge a check processing fee of $15.00 per check but no Administaff service fee."

ARTICLE IX. DEFAULT

Article IX., paragraph 9.2 shall be amended to read as follows:

         "9.2 In the event either party incurs any expenses, fines and/or liabilities as a result of an act of default by the other party, the defaulting party shall reimburse the other party for all actual expenses, fines and/or liabilities, including, but not limited to, reasonable attorneys' fees, court costs and any related expenses."

Article IX., paragraph 9.3 shall be amended to read as follows:

         "9.3 Upon an act of default by either party, the non-defaulting party shall have the option, in its sole and absolute discretion, of terminating this Agreement immediately in the case of a default under 9.1 a, b, c, d, e, f, or j or 9.4 or after cure period provided in 9.1 g, h, and i by written facsimile transmission or any other method of communication to the address stated in paragraph 13.8."

Article IX., paragraph 9.4 shall be added to read as follows:

         "9.4 Acts of default by Administaff are:

         a.       failure to pay wages of Staff;

         b.       failure to pay insurance premiums effecting Staff;

         c. filing by or against Administaff for bankruptcy, reorganization or appointment of a receiver, supervisor, assignee, trustee, or liquidator over its assets or property, Administaff's failure to meet any of its financial covenants, or Client's reasonable belief Administaff is insolvent;

         d. a material money judgment against Administaff which remains unsatisfied for more than thirty (30) days and has not been appealed;

         e.       failure to maintain required licenses;

         f. violation of a material provision or obligation of Administaff; or

         g. failure to cooperate with Client in fulfilling any of Client's obligations under this Agreement."

ARTICLE X. INDEMNITY

Article X., paragraph 10.1 shall be amended to read as follows:

         "10.1 Administaff hereby agrees to indemnify, defend and hold Client harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein which Client may incur, suffer, become liable for, or which may be asserted or claimed against Client as a result of (i) Administaff failing to pay when due wages to Staff, federal, state and local payroll taxes, if any, and health insurance premiums for participating Staff or to secure workers' compensation insurance coverage for Staff after having its invoice paid by Client or (ii) following exactly the advice and direction provided by Administaff as it relates to Staff provided, however, that the information supplied by Client and upon which Administaff based its advice and direction was accurate and complete."

ARTICLE XI. REPRESENTATIONS, WARRANTIES AND AGREEMENT

Article XI., paragraph 11.11 shall be amended to read as follows:

         "11.11 Both parties warrant and represent to each other that prior to entering into the Agreement, they have not engaged in any violations of federal, state or local laws or regulations regarding wage and hour, unfair labor practices or discrimination and that each party is current on the payment of all wages, payroll taxes, and workers' compensation assessments and penalties, if applicable."

Article XI., paragraph 11.19 shall be added to read as follows:

         "11.19 Administaff warrants it is in good standing with the State of Texas."

ARTICLE XIII. MISCELLANEOUS

Article XIII., paragraph 13.2 shall be amended to read as follows:

         "13.2 Both parties agree to comply, at their sole cost and expense, with any applicable specific directives promulgated by: (i) a federal, state or local governmental body, department or agency, as applicable, to each parties responsibilities under this Agreement and/or (ii) an insurance carrier providing coverage to either party and/or Staff affecting this Agreement."

Article XIII., paragraph 13.3 shall be amended to read as follows:

         "13.3 Neither party shall assign this Agreement or its rights and duties hereunder, or any interest herein, without the prior written consent of the other party, which consent will not be unreasonably withheld and assignment to a subsidiary or affiliate does not require consent."

Article XIII., paragraph 13.12 shall be added to read as follows:

         "13.12 Confidential Information does not include information (a) received from a third party not employed or affiliated with Client provided that such source is not known by Administaff to be bound by a confidentiality agreement with, or contractual, legal or fiduciary obligation of confidentiality to Client; (b) which is or becomes known to the public other than through the breach of a confidentiality agreement; (c) which was within Administaff's possession prior to its being furnished to Administaff by Client pursuant to this Agreement, provided that the source of such information was not known to Administaff to be bound by a confidentiality agreement with the Client; (d) independently developed by Administaff without reference to the Confidential Information; and (e) data, reports, records, files, historical pay information of Staff and the like which are developed, generated or prepared as part of the usual business of Administaff.

         a. Administaff (for itself) acknowledges that Client possesses and utilizes trade secrets, confidential and proprietary business information, which information is not known or used by Client's competitors, and which information gives Client a business advantage over its competitors, and that this information includes, but is not limited to Client's services, support, contract pricing, margins and marketing and sales practices and policies, customer/potential customer lists and profiles, financial information, employment information and strategic plans ("Confidential Information").

         b. Administaff agrees that any disclosure of such Confidential Information to the public or to Client's competitors would seriously damage Client and hinder its ability to do business and to compete.

         c. Administaff agrees never to disclose any of Client's Confidential Information to any of Client's competitors, or to any person without the prior written approval of the President of Client.

         d. Administaff agrees never to use any non-public personal information about Client's customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act or the regulations promulgated thereunder.

         e. The duties and obligations set forth in this paragraph 13.12 shall survive termination of this Agreement."

Article XIII., paragraph 13.13 shall be added to read as follows:

         "13.13 Administaff will provide notice of any state of Texas disciplinary proceeding initiated against it."

         This Addendum is executed this 31 (RG) day of October, 2002 and effective with the Client Service Agreement between the parties hereto, to which it is attached and incorporated by reference.

ADMINISTAFF COMPANIES II, L.P.                         FRANKLIN BANK, S.S.B.
By: Administaff Companies, Inc., its General Partner

By: /s/ ROGER GASKONF                                  By: /s/ GLENN E. MEALEY
   -----------------------------                           ---------------------
Title: Vice President                                  Title: MANAGING DIRECTOR

                                    EXHIBIT E

                          ADMINISTAFF'S CREDIT POLICY


This document sets forth the Credit Policy of Administaff Companies II, L.P. ("ASF"). The Financial Services Group of ASF administers this Credit Policy and monitors clients for compliance. Failure of a client to comply with this Credit Policy may result in financial default and/or immediate termination of the Client Services Agreement ("CSA"). Exceptions to this Credit Policy may only be made and are effective only if such exceptions are in writing signed by ASF's Credit Services Manager or ASF's V.P. of Finance. ASF retains the right to modify, amend, alter, add to or otherwise change this Credit Policy at any time without notice.

A.       INVOICE PAYMENT- METHODS AND TIMING:

         1. Payment Methods: Direct debit, wire transfer, and prepayment, discussed below, are the only acceptable methods of payment:

                  a. Direct Debit: The standard method for payment of invoices by ASF clients is direct debit, which is a form of an Automated Clearing House ("ACH") transfer. Under this method, the client authorizes its bank to accept a debit request by ASF from the client's designated bank account. During the time period required to set up the direct debit process (up to 30 days), the client will pay all invoices by wire transfer.

                  b. Wire Transfer: A client may also elect to pay invoices by wire transfer. Under this method, the client electronically remits funds from its bank directly to ASF's designated bank account. The funds are available to ASF on the same day the wire transfer is sent. The client is responsible for all fees charged by its bank for the transaction. ASF may require a client to pay by wire transfer if the client is determined by ASF, in ASF's sole discretion, to be a credit risk or in other instances where ASF determines, time is of the essence.

                  c. Other Payment Methods: No other form of payment (e.g. check, cashier's check, etc.) is acceptable without the prior written approval from ASF's Credit Services Manager and/or ASF's V.P of Finance.

         2. Timing of Payment: In general, ASF will not release a payroll until payment has been received from the client. The timing of payments for the direct debit and wire transfer methods are as follows:

                  a. Direct Debit: Direct debits are initiated by ASF at lease one business day prior to the payroll effective date. If the client is using direct deposit, the direct debit is initiated at least two business days prior to the payroll effective date. A client using direct debit for invoice payment must report payroll to ASF's Payroll Services at least two business days prior to the payroll effective date (three business days if the client is also using direct deposit).


COPYRIGHT 2002, ADMINISTAFF COMPANIES II, L.P.

      b. Wire Transfer: A wire transfer must be received by ASF at least one business day prior to the payroll effective date. If the client is using direct deposit, the wire transfer for the entire invoice amount must be received three business days prior to the payroll effective date. A client using a wire transfer for invoice payment must report payroll to ASF's Payroll Services at least two business days prior to the payroll effective date (four business days if the client is using direct deposit).

      c. Prepayment: Client provides funds for the estimated payroll to ASF via wire transfer on the first business day prior to the start of the payroll period.

   3. Payroll Effective Date: The payroll effective date cannot be more than fourteen days beyond the date of the payroll period. Standard payroll periods are weekly, biweekly and semimonthly. A monthly payroll period is considered an exception to policy and must be pre-approved by ASF's Credit Services Manager and/or ASF's V.P. of Finance. This requirement may not apply to client owners requesting a monthly pay frequency for themselves.

   4. Bonus Payroll. Direct debit clients will be required to pay invoices by wire transfer if any net check(s) in the bonus payroll exceeds $40,000.00. Those checks may be processed as a separate payroll so as not to affect the normal invoice payment method for the balance of the bonus payroll. ASF may, in ASF's sole discretion, reimburse the client for the cost of the wire transfer.

B. SECURING PAYMENT: ASF will monitor clients who have large dollar invoices and/or who are considered by ASF to be a credit risk. ASF reserves the right, at ASF's option, to request a client to provide financial statements and other information in order to evaluate the client's ability to timely pay invoices. ASF may require a client to comply with the following policies:

   1. Clients With Large Invoices: ASF may, at ASF's sole option, require a client with total monthly invoices in excess of $400,000.00 to prepay payroll invoices or maintain a "Standby Letter of Credit" or some other similar financial instrument in favor of ASF as security. The security used must remain available to ASF in the event of a client bankruptcy filing or default under CSA. The amount provided for as security must equal, at a minimum, the invoice amount of one payroll period plus, if the payroll is paid in arrears, the estimated amount represented by the period in arrears. ASF may, in its sole discretion, require additional security from Client if ASF determines it is necessary. ASF's Credit Services Group will calculate the amount required based on this formula. ASF's Credit Services Group will monitor clients for this security requirement. Advance notice may be provided to those clients who are approaching the security requirement.

   2. Credit Conditions: ASF's Credit Services Group will monitor clients' ability to timely meet their financial obligations to ASF. ASF reserves the right to place credit conditions on any client, if ASF determines in its sole discretion, that the client is or


COPYRIGHT 2002, ADMINISTAFF COMPANIES II, L.P.

         has become a credit risk to ASF. The possible credit conditions include but are not limited to: (a) require the client to pay invoices by wire transfer; (b) require the client to immediately post a deposit in an amount determined by ASF to secure client's obligations under the CSA;
         (c) require the client to prepay its estimated obligations for a payroll period one (1) business day prior to the start of the payroll period; (d) require the client to immediately provide a non-revocable stand-by Letter of Credit in favor of ASF in an amount determined by ASF necessary to secure client's obligations arising under the CSA; and/or (e) require the client to provide other financial security acceptable to ASF.

C. FINANCIAL DEFAULT: ASF may immediately terminate the CSA upon a financial default by a client in accordance with the terms and conditions of the CSA. A financial default includes but is not limited to: (1) a client's failure to comply with the terms of this Credit Policy; (2) a client's failure to timely pay an invoice or fund a payroll; and (3) other acts of default as set forth in the CSA. Failure of ASF to insist upon strict adherence of any terms or conditions of this Credit Policy shall not constitute a waiver of such terms and conditions or a waiver of any default.


COPYRIGHT 2002, ADMINISTAFF COMPANIES II, L.P.